Exhibit 10.21

November 8, 2024

Mr. Jeffrey Jacobson
At the Address on file with the Company

Dear Jeff,

Further to our recent discussions, this letter is to confirm that, effective as of October 24, 2024, the Base Salary, as defined in your amended and restated employment agreement with Cronos USA Client Services LLC and, solely for the purposes specified therein, Cronos Group Inc. and Hortican Inc., effective as of February 28, 2024 (the “Employment Agreement”), will increase to US $323,064, less applicable withholdings and deductions.

All other terms and conditions of your employment, as set forth in the Employment Agreement, remain unchanged and continue in full force and effect.

Thank you for your continued commitment to the Company.

Yours truly,

/s/ Mike Gorenstein

Mike Gorenstein
President and Chief Executive Officer